As filed with the Securities and Exchange Commission on May 9, 2014

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DATAWATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	02-0405716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Quorum Office Park

271 Mill Road

Chelmsford, Massachusetts 01824

(978) 441-2200

(Address of Principal Executive Offices) (Zip Code)

Second Amended and Restated 2011 Equity Compensation and Incentive Plan

(Full title of the plan)

Michael A. Morrison

President, Chief Executive Officer and Director

DATAWATCH CORPORATION

Quorum Office Park

271 Mill Road

Chelmsford, Massachusetts 01824
(Name and address of agent for service)

(978) 441-2200

(Telephone number, including area code, of agent for service)

Copy to:

William B. Asher, Jr., Esq.

CHOATE, HALL & STEWART LLP

Two International Place

Boston, MA 02110

(617) 248-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Offering Price	Amount of Registration Fee(3)
Amended and Restated 2011 Equity Compensation and Incentive Plan, Common Stock, $.01 par value	1,325,000 shares	$13.68	(1)	$18,126,000	$2,334.63

Amended and Restated 2011 Equity Compensation and Incentive Plan, Common Stock, $.01 par value	75,000 shares	$12.915	(2)	$968,625	$132.12

Total	1,400,000 shares			$19,094,625	$2,459.39

(1)	The price of $13.68 per share, which is the average of the high and low sale prices per share of Common Stock on the NASDAQ Capital Market on May 6, 2014 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) and has been used only for those shares without a fixed exercise price.

(2)	Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

REGISTRATION OF ADDITIONAL SECURITIES

AND

INCORPORATION OF EARLIER REGISTRATION STATEMENT BY REFERENCE

This Registration Statement registers additional securities of Datawatch Corporation (“Datawatch” or the “Company”) of the same class as other securities for which the Registration Statement on Form S-8 (File No. 333-180934), as filed with the Securities and Exchange Commission on April 25, 2012, is effective. Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register an additional 1,400,000 shares authorized under Datawatch’s Second Amended and Restated 2011 Equity Compensation and Incentive Plan (the “2011 Plan”). Amendments to the 2011 Plan to increase the reserved and authorized number of shares under the 2011 Plan (i) by 700,000 was authorized by the Company's Board of Directors on January 17, 2013 and approved by the Company's stockholders on April 23, 2013 and (ii) by an additional 700,000 was authorized by the Company’s Board of Directors on January 24, 2014 and approved by the Company’s stockholders on April 22, 2014. The contents of the prior Registration Statement on Form S-8 (File No. 333-180934) as amended are incorporated herein by reference, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Datawatch Corporation (“Datawatch” or the “Company”) with the SEC are incorporated in this Registration Statement by reference as of their respective dates:

(a)	Datawatch’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 (File No. 000-19960);

(b)	Datawatch’s Current Reports on Form 8-K filed on November 18, 2013, December 20, 2013, December 26, 2013, January 27, 2014, January 30, 2014, February 13, 2014, February 19, 2013, March 6, 2013, April 10, 2013 and April 23, 2013 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed) (File No. 000-19960); and

(c)	The section entitled “Description of Registrant’s Securities to be Registered” contained in Datawatch’s Registration Statement on Form S-1, as amended, which was incorporated by reference in Datawatch’s Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act (File No. 33-46290).

All documents subsequently filed with the SEC by Datawatch pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement.

You may obtain copies of these documents, other than exhibits, free of charge on the Company’s website, www.datawatch.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law and our Certificate of Incorporation provide for indemnification of our directors and officers for liabilities and expenses that they may incur in those capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Datawatch, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. We refer you to our Restated Certificate of Incorporation filed as Exhibit 3.2 to our Registration Statement on Form S-1 filed with the SEC on March 17, 1992 (File No. 33-46290) and the Certificate of Amendment thereto filed as Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2001 filed with the SEC on December 28, 2001 (File No. 000-19960).

We maintain directors’ and officers’ liability insurance to insure our directors and certain officers against certain liabilities and expenses which arise out of or in connection with their capacities as directors and officers.

We have entered into a separate Indemnification Agreement (the “Indemnification Agreement”) with each of our directors. Under the Indemnification Agreement, each director is entitled to be indemnified against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such director in connection with any claims, proceedings or other actions brought against such director as a result of the director’s service to us, provided that the director (i) acted in good faith; (ii) reasonably believed the action was in our best interest; and (iii) in criminal proceedings, reasonably believed the conduct was not unlawful. Additionally, the Indemnification Agreement entitles each director to contribution of expenses from us in any proceeding in which we are jointly liable with such director, but for which indemnification is not otherwise available.

The Indemnification Agreement also entitles each director to advancement of expenses incurred by such director in connection with any claim, proceeding or other action in advance of the final adjudication of any such claim, proceeding or other action, provided the director agrees to reimburse us for all such advances if it shall ultimately be determined that the director is not entitled to indemnification.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description of Exhibit

Exhibit 4.1	Specimen certificate representing the Common Stock of Datawatch (filed as Exhibit 4.4 to our Registration Statement on Form S-1 previously filed with the SEC (File No. 33-46290) and incorporated herein by reference).

Exhibit 4.2	Restated Certificate of Incorporation of Datawatch (filed as Exhibit 3.2 to our Registration Statement on Form S-1 previously filed with the SEC (File No. 33-46290) and incorporated herein by reference).

Exhibit 4.3	Certificate of Amendment to the Restated Certificate of Incorporation of Datawatch (filed as Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2001 previously filed with the SEC (File No. 000-19960) and incorporated herein by reference).

Exhibit 4.4	Amended and Restated By-laws of the registrant (previously filed as an exhibit to registrant’s Current Report on Form 8-K filed August 28, 2013 and incorporated herein by reference).

Exhibit 4.5	Second Amended and Restated 2011 Equity Compensation and Incentive Plan of Datawatch (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 28, 2014 (File No. 000-19960) and incorporated herein by reference).

Exhibit 5.1	Opinion of Choate, Hall & Stewart LLP.

Exhibit 23.1	Consent of Marcum LLP.

Exhibit 23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

Item 9. Undertakings.

(a)	Datawatch hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by Datawatch pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Datawatch hereby undertakes that, for purposes of determining any liability under the Securities Act to any purchaser, each filing of Datawatch’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Datawatch pursuant to the provisions described in Item 6, or otherwise, Datawatch has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Datawatch of expenses incurred or paid by a director, officer or controlling person of Datawatch in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Datawatch will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chelmsford, Commonwealth of Massachusetts on May 9, 2014.

DATAWATCH CORPORATION

By:	/s/ Michael A. Morrison
Michael A. Morrison
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael A. Morrison and James Eliason, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all supplements and amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the dates indicated by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Michael A. Morrison	President, Chief Executive Officer and Director	May 9, 2014
Michael A. Morrison	(Principal Executive Officer)

/s/ James Eliason	Chief Financial Officer, Treasurer, Vice President of Finance and Secretary	May 9, 2014
James Eliason	(Principal Financial and Accounting Officer)

/s/ Richard de J. Osborne	Chairman of the Board	May 9, 2014
Richard de J. Osborne

/s/ Thomas H. Kelly	Director	May 9, 2014
Thomas H. Kelly

/s/ Terry W. Potter	Director	May 9, 2014
Terry W. Potter

/s/ David C. Mahoney	Director	May 9, 2014
David C. Mahoney

/s/ Christopher T. Cox	Director	May 9, 2014
Christopher T. Cox

/s/ James Wood	Director	May 9, 2014
James Wood

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

Exhibit 4.1	Specimen certificate representing the Common Stock of Datawatch (filed as Exhibit 4.4 to our Registration Statement on Form S-1 previously filed with the SEC (File No. 33-46290) and incorporated herein by reference).

Exhibit 4.2	Restated Certificate of Incorporation of Datawatch (filed as Exhibit 3.2 to our Registration Statement on Form S -1 previously filed with the SEC (File No. 33-46290) and incorporated herein by reference).

Exhibit 4.3	Certificate of Amendment to the Restated Certificate of Incorporation of Datawatch (filed as Exhibit 3.2 to the our Annual Report on Form 10-K for the fiscal year ended September 30, 2001 previously filed with the SEC (File No. 000-19960) and incorporated herein by reference).

Exhibit 4.4	Amended and Restated By-laws of the registrant (previously filed as an exhibit to registrant’s Current Report on Form 8-K filed August 28, 2013 and incorporated herein by reference).

Exhibit 4.5	Second Amended and Restated 2011 Equity Compensation and Incentive Plan of Datawatch (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 28, 2014 (File No. 000-19960) and incorporated herein by reference).

Exhibit 5.1	Opinion of Choate, Hall & Stewart LLP.

Exhibit 23.1	Consent of Marcum LLP.

Exhibit 23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).